Exhibit 99.1

NEWS RELEASE

Date: May 30, 2012	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather H. Burnham
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, May 30, 2012 — CorVel Corporation (NASDAQ: CRVL) today announced the results for the quarter and fiscal year ended March 31, 2012. Revenues for the quarter ended March 31, 2012 were $104 million, a 4% increase over the $100 million in revenue in the March 2011 quarter. Revenues for the fiscal year ended March 31, 2012 were $413 million, an 8% increase over the $381 million in revenue in fiscal 2011.

Earnings per share for the quarter ended March 31, 2012 were $0.44. Earnings per share for the quarter ended March 31, 2011, were $0.22. The earnings per share for the March 2011 quarter were adversely impacted by $0.46 per share, after-tax, due to the $9 million settlement of a class action lawsuit in Louisiana which was disclosed in the Form 8-K filed with the Securities and Exchange Commission on April 1, 2011. The Company believes that earnings per share figures which exclude the impact of this litigation provides a more meaningful measure of its operating results for comparison to future periods and past periods. Earnings per share for the fiscal year 2012 were $2.28. Earnings per share for fiscal 2011 were $2.05.

Both revenues and earnings per share were fiscal year records for the Company. Revenue growth for the quarter was driven by a 10% increase in the Company’s Patient Management service line which offset a 1% decrease in its Network Solutions service line. The Patient Management service line includes traditional case management services and claims management services. Claims management growth included new customers, including several marquee accounts, as well as revenue from liability claims services, a natural product line extension in the casualty market. Business opportunities continue to increase due to the Company’s growing reputation in the marketplace, expanded relationships within the broker and carrier communities and the improved delivery of CorVel’s total suite of services.

The Company continued to invest in information technology, including the development of its claims management platform and mobile apps for smart phones and tablet devices. Utilizing the advances in data mining and mobile computing, the Company’s goal is to improve the workers’ compensation experience for all constituents. Mobile computing enables early claims intervention to reduce inherent time delays in the claims process and improve claims outcomes.

About CorVel

CorVel Corporation is a national provider of industry-leading workers’ compensation solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch to the problem of disability management so our clients can intervene early and often and are connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including claims management services. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011 and the Company’s Quarterly Report on Form 10Q for quarters ended June 30, 2011, September 30, 2011, and December 31, 2011. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results—Income Statement

Quarters and Fiscal Year Ended March 31, 2011 and March 31, 2012

	March 31, 2011	March 31, 2012
Quarter Ended
Revenues	100,491,000	104,427,000
Cost of revenues	74,784,000	82,967,000

Gross profit	25,707,000	21,460,000

General and administrative	12,085,000	13,187,000
Charge for Louisiana litigation settlement	9,000,000

Income from operations	4,622,000	8,273,000

Income tax expense	1,976,000	3,200,000

Net income	2,646,000	5,073,000

Earnings Per Share:
Basic	$0.23	$0.45
Diluted	$0.22	$0.44
Weighted Shares
Basic	11,639,000	11,342,000
Diluted	11,843,000	11,478,000

	Fiscal Year March 31, 2011	Fiscal Year March 31, 2012

Fiscal Year Ended
Revenues	380,668,000	412,668,000
Cost of revenues	284,098,000	318,826,000

Gross profit	96,570,000	93,842,000

General and administrative	50,167,000	50,405,000
Charge for Louisiana litigation settlement	9,000,000

Income from operations	37,403,000	43,437,000

Income tax expense	12,740,000	16,885,000

Net income	24,663,000	26,552,000

Earnings Per Share:
Basic	$2.09	$2.31
Diluted	$2.05	$2.28
Weighted Shares
Basic	11,801,000	11,476,000
Diluted	12,029,000	11,627,000

CorVel Corporation

Quarterly Results—Condensed Balance Sheet

March 31, 2011 and March 31, 2012

	March 31, 2011	March 31, 2012
Cash	12,269,000	6,597,000
Customer deposits	5,279,000	5,816,000
Accounts receivable, net	48,964,000	49,334,000
Prepaid expenses and taxes	6,417,000	12,263,000
Deferred income taxes	9,298,000	7,237,000
Property, net	38,500,000	47,364,000
Goodwill and other assets	43,498,000	43,271,000

Total	164,225,000	171,882,000

Accounts and taxes payable	14,591,000	12,773,000
Accrued liabilities	40,248,000	31,989,000
Deferred tax liability	9,748,000	16,738,000
Paid in capital	100,076,000	105,910,000
Treasury stock	-248,931,000	-270,574,000
Retained earnings	248,494,000	275,046,000

Total	164,225,000	171,882,000